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                                                              EXHIBIT 10(iii)(f)

                                    ARMSTRONG
                           DEFERRED COMPENSATION PLAN

     The Armstrong Deferred Compensation Plan (the "Plan") was initially established by the Board of Directors of Armstrong World Industries, Inc. effective September 30, 1985, and was amended and restated effective as of January 1, 2000 and as of February 28, 2000. The Plan is hereby amended effective May 1, 2000 to reflect the establishment of Armstrong Holdings, Inc. by changing the sponsorship of the Plan from Armstrong World Industries, Inc. to Armstrong Holdings, Inc. and to make other related changes.

     The Plan allows certain directors of the Corporation and management employees of the Companies to defer receipt of a portion of their Compensation and, as a result, to receive certain supplemental retirement or survivor benefits. In addition, effective January 1, 1996, certain directors are required to defer receipt of a portion of their Compensation until termination of Board service.

1.   DEFINITIONS

     1.01 "Corporation" shall mean Armstrong Holdings, Inc. or any successor by merger, purchase or otherwise.

     1.02 "Company" shall mean Armstrong World Industries, Inc. and any other subsidiary corporation controlled by the Corporation that adopted this Plan prior to May 1, 2000, or that adopts this Plan on or after May 1, 2000 with the permission of the Board of Directors of the Corporation.

     1.03 "Committee" shall mean the Deferred Compensation Committee whose membership shall include the Chief Executive Officer of the Corporation and at least two (2) other employees of the Corporation or Armstrong World Industries, Inc. selected by the Chief Executive Officer.

     1.04 "Compensation" for an employee Participant shall include a Participant's annual base salary and any actual bonus payable under the Participant's employing Company's annual bonus plan received by the employee for services with such Company and, in the case of a nonemployee director Participant, shall include payments by the Corporation to the director in the form of retainer fees, meeting fees, and special assignment fees, as well as share awards made by the Corporation to the director's Stock Subaccount. Upon the prior approval of the Committee and subject to any conditions imposed by the Committee, an employee Participant may elect to include in annual base salary an applicable amount of any "severance pay" to be provided to a Participant under the Employment Protection Plan for Salaried Employees, the Severance Pay Plan for Salaried Employees or any individual agreement.
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         1.05 "Participant" shall be each nonemployee director and employee who has been selected for participation by the Committee, who satisfies all conditions of eligibility, and who elects to participate by entering into a Participation Agreement.

         1.06 "Participation Agreement" is the contract between a Participant and the Corporation or the Participant's employing Company (as the case may be) covering the Participant's participation in the Plan.

         1.07 "Change in Control" shall occur if and when (i) any person acquires "beneficial ownership" of more than twenty-eight percent (28%) of the then outstanding "voting stock" of the Corporation and, within five (5) years thereafter, "disinterested directors" no longer constitute at least a majority of the entire Board of Directors of the Corporation, or (ii) there shall occur a "Business Combination" with an "Interested Shareholder." For those individuals with individual agreements, "Change in Control" shall occur as defined within such agreement.

         For the purpose of this section, the terms "person," "beneficial ownership," "voting stock," "disinterested director," "Business Combination," and "Interested Shareholder" shall have the meaning given to them in Article 7 of the Corporation's Articles of Incorporation as in effect on May 1, 2000.

         1.08 "Supplemental Retirement Account Balance" at any date shall mean with respect to any Participant an amount equal to the amounts credited (including deferrals and earnings thereon) to the Participant's Cash Subaccount, the Participant's Stock Subaccount, and the Participant's Fund Subaccount, as determined pursuant to Sections 1.09, 1.10 and 1.11.

         1.09 "Termination Account Balance" at any date shall mean with respect to any Participant the sum of (a) plus (b), where (a) equals one hundred percent (100%) of the amount credited to the Participant's Cash Subaccount attributable to deferrals made prior to January 1, 1993, and earnings thereon, as determined pursuant to Section 1.09; and (b) equals ninety-four percent (94%) of the sum of
(i) the amount credited to the Participant's Cash Subaccount attributable to deferrals made on or after January 1, 1993, and earnings thereon, as determined pursuant to Section 1.09, (ii) the amount credited to the Participant's Stock Subaccount (including deferrals and earnings thereon), as determined pursuant to
Section 1.10, plus (iii) the amount credited to the Participant's Fund Subaccount (including deferrals and hypothetical earnings thereon), as determined pursuant to Section 1.11.

         1.10 "Cash Subaccount" shall mean with respect to any Participant:

              (a) The amount which the Participant actually defers under this Plan unless such Participant elects in writing that all or a portion of such deferral be credited to his Stock Subaccount or his Fund Subaccount in accordance with subsection 3.02(g) or 3.02(h) of this Plan, plus

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              (b) Interest which is credited on each such deferral at a rate equal to the rate specified in the Participant's individual Participation Agreement for purposes of determining the Participant's Supplemental Retirement Account Balance, for the following period:

                   (i) From the date on which the deferred Compensation normally would have been paid in the case of deferrals to the Cash Subaccount or, in all other cases, from the date of transfer from the Stock Subaccount or the Fund Subaccount pursuant to subsection 3.02(h),

                   (ii) Until the earlier of the date of payment or the date of transfer to the Stock Subaccount or the Fund Subaccount pursuant to subsection 3.02(h).

         1.11 "Stock Subaccount" at any date shall mean with respect to any Participant the amount which the Participant elects to defer and have credited to his Stock Subaccount in accordance with subsection 3.02(g) of this Plan or, in the case of a nonemployee director Participant, the share awards made by the Corporation on or after May 1, 2000 (and by Armstrong World Industries, Inc. prior to May 1, 2000) which the Participant defers in accordance with Subsection 3.02(i), plus any amounts the Participant elects to transfer to this Subaccount from the Cash Subaccount or the Fund Subaccount in accordance with the provisions of Section 3.02(h), reduced by any amounts the Participant elects to transfer from this Subaccount to the Cash Subaccount or the Fund Subaccount in accordance with the provisions of Section 3.02(h). The Stock Subaccount shall be credited with a bookkeeping entry indicating the number of whole and fractional shares of the Corporation's common stock that were awarded or that could have been purchased with the amounts actually deferred under or transferred to the Stock Subaccount by the Participant, based on the fair market value of such stock on the date the deferral is made or the transfer is credited to the Participant's Stock Subaccount. The Stock Subaccount also shall be credited with a bookkeeping entry indicating the number of additional whole or fractional shares which would be payable as a stock dividend on the shares previously credited to the Stock Subaccount. Any amounts which would represent cash dividends on the Corporation's common stock credited to a Participant's Stock Subaccount shall be converted to an entry representing the number of additional shares of the Corporation's common stock which could be purchased at fair market value with such dividends as of the date such dividends are credited to the Subaccount.

         For purposes of this section, "fair market value" of a share of the Corporation's common stock shall mean the closing price of a single share of common stock of the Corporation as reported by the New York Stock Exchange on the applicable date or, if no sales were made on such date, on the next preceding date on which sales of such common stock were made. The "applicable date" for deferred amounts shall be the date on which the deferred Compensation would have been paid. The "applicable date" for transfers to or from the Stock Subaccount shall be the effective date of the Participant's conversion election under Section 3.02(h).

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         In the event of any changes in the outstanding shares of the
Corporation's common stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of deferral, the Committee shall adjust the balance in the Participant's Stock Subaccount appropriately to reflect such change.

         1.12 "Fund Subaccount" at any date shall mean with respect to any Participant the amount which the Participant elects to defer and have credited to his Fund Subaccount in accordance with subsection 3.02(g) of this Plan, plus any amounts the Participant elects to transfer to this Subaccount from the Cash Subaccount or the Stock Subaccount in accordance with the provisions of Section 3.02(h), reduced by any amounts the Participant elects to transfer from this Subaccount to the Cash Subaccount or the Stock Subaccount in accordance with the provisions of Section 3.02(h). The Participant shall designate his preference for the investment of the funds deferred by him under this Subaccount. Such designation shall be limited to the selection of one or more investment funds designated on the Participant's Deferral Election forms for the period in question. The Corporation or the Participant's employing Company and the Trustee, if a trust is funded, may elect to invest trust assets in such designated investment funds, but shall not be required to do so. In any event, the Participant's Fund Subaccount shall be credited with the hypothetical earnings, gains, losses, and changes in the fair market value of such Fund Subaccount for the time period that a Participant has amounts credited to the Fund Subaccount as if such investment designation had been followed (such amount being referred to herein as the "hypothetical earnings"). A bookkeeping entry shall be made of the amounts deferred or transferred to the Fund Subaccount, along with the hypothetical earnings on such amounts for each investment fund selected by the Participant.

         Deferrals credited to the Fund Subaccount under the Plan may be deemed to be invested in one or more investment funds as approved by the Committee, including but not limited to the following:

              (a) Equity Investment Fund - One or more diversified equity funds
                  ----------------------
         invested in equity securities or securities convertible into equity securities.

              (b) Fixed Income Investment Fund - One or more fixed income
                  ----------------------------
         funds invested in, but not limited to, guaranteed income contracts, bonds, notes, debentures, asset-backed securities and fixed income derivatives.

              (c) Money Market Fund - One or more money market funds invested
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         in short-term obligations of the United States Government, bank certificates of deposit, commercial paper, bankers' acceptances, shares of money market mutual funds and other similar types of short-term investments.

              (d) Balanced Fund - One or more balanced funds, as may be
                  -------------
         available from time to time, that invest in a mixture of bonds, equities, and short-term instruments.

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         Dividends, interest and other distributions which would otherwise be received in respect to each hypothetical investment under the Fund Subaccount shall be deemed to be reinvested in the respective investment fund.

2.       ELIGIBILITY FOR PARTICIPATION

         Participation in the Plan is limited to nonemployee directors of the Corporation and those management employees of a Company who have been selected for participation by the Committee.

3.       DEFERRAL OF COMPENSATION

         3.01 Deferral Period: During such period or periods as may, from time to time, be selected by the Committee (the "Deferral Period"), each person eligible to participate in the Plan shall be given the opportunity to elect to defer a portion of his or her Compensation. The length of the current Deferral Period shall be four (4) years, commencing on January 1, 1997.

         3.02 Deferral Rules:

              (a) There shall be no minimum amount a Participant is required to defer.

              (b) The maximum amount an employee Participant may defer for each year of the Deferral Period shall be twenty percent (20%) of the Participant's annual base salary at the time of the deferral election and one hundred percent (100%) of the Participant's actual bonus payable under the Company's annual bonus plan; or, with the approval of the Board of Directors, up to the sum of twenty percent (20%) of the Participant's annual base salary and one hundred percent (100%) of the Participant's target bonus award. The amount of any bonus deferral may not exceed the gross amount of the bonus reduced by any tax required to be withheld from such amounts under Sections 3111(a) and (b) of the Internal Revenue Code of 1986, as amended, or any state or local statute. Subject to the above deferral limitations, the Board of Directors may also approve deferrals from any payment of cash Compensation to the employee Participant. The maximum amount of Compensation a nonemployee director may defer for each year of the Deferral Period shall be determined by the director.

              (c) The amount deferred by an employee Participant shall be deferred by means of reductions in the employee's annual base salary or bonus, whichever is applicable under the Participant's deferral election. Amounts deferred by a nonemployee director shall be made from the director's retainer fees, meeting fees and special assignment fees, and share awards made by the Corporation to the director's Stock Subaccount under Section 3.02(i).

              (d) The decision by a Participant to defer a portion of Compensation (other than share awards to nonemployee directors under Section 3.02(i)) is an election for the

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         full Deferral Period which must be made by the December 1 prior to the
         Deferral Period to which an election to defer Compensation relates; provided, however, that in the case of a Participant whose eligibility to participate in the Plan initially commences after January 1 of a year, a decision to defer a portion of Compensation earned after such a deferral election and during the remaining part of a Deferral Period must be made no later than thirty (30) days after the Participant's commencement of participation.

              The decision by a Participant of the amount to be deferred under this Plan for each calendar year in the Deferral Period (other than share awards to nonemployee directors under Section 3.02(i)) is an annual election which must be made by December 1 of the calendar year prior to the year in which the amount is to be deferred.

              Deferrals of share awards to nonemployee directors under Section 3.02(i) shall be automatic at the time such award is made and shall not require a deferral election other than the initial election described in Section 3.02(i) for Participants who were directors prior to January 1, 1996.

              (e) Except as provided below, a Participant's election to defer Compensation shall be irrevocable for the Deferral Period and a Participant's election of the amount to be deferred shall be irrevocable for the calendar year in which the election is effective. Notwithstanding the prior sentence, the Committee may permit a Participant to waive the remainder of the deferral commitment upon a finding based upon uniform standards established by the Committee that the Participant has suffered a severe financial hardship.

              For these purposes, a severe financial hardship includes a sudden and unexpected illness or accident of the Participant or a dependent (as defined under Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, to the extent not reimbursed by insurance or otherwise, and to the extent the Participant does not have other funds reasonably available to alleviate the hardship.

              (f) Notwithstanding the above, any employee Participant, after approval by the Committee, may elect to complete the deferral of annual base salary as specified in the current Deferral Election from any "severance pay" which the Participant is eligible to receive following the Participant's date of termination under the Employment Protection Plan for Salaried Employees, the Severance Pay Plan for Salaried Employees or any individual agreement.

              (g) At the time a Participant makes an election for the amount to be deferred for a calendar year during the Deferral Period in accordance with this Section 3.02, such Participant may elect in writing that a specified percentage (stated in five percent (5%) increments) of the Compensation he is deferring pursuant to the Plan for

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         such calendar year be credited to his Cash Subaccount, to his Stock
         Subaccount or to the individual investment funds elected by the Participant in his Fund Subaccount. Such percentage allocation may be changed with respect to future deferrals at any time. If the Participant's election fails to specify the percentage to be allocated to each Subaccount or allocates less than one hundred percent (100%) of the amounts to be deferred, the amounts deferred by the Participant for which no allocation election has been made for the calendar year shall be credited to the Participant's Cash Subaccount.

              (h) At any time, a Participant may elect to convert all or a portion of amounts previously deferred under one Subaccount to any other Subaccount. The Participant's election shall be effective on the first day of the month following the receipt of such election by the Secretary of the Committee, provided that the Secretary is notified of such election by the twenty-fifth (25th) day of the month prior to the conversion date. Notice by telephone or facsimile shall be deemed to constitute notice to the Secretary of the conversion election, provided that a written form is submitted immediately subsequent to such notice. The number of shares to be credited to a Participant's Stock Subaccount, or the number of shares to be debited from a Participant's Stock Subaccount and the cash to be credited to the Participant's Cash Subaccount, or an investment fund in the Fund Subaccount, shall be based on the fair market value of Company common stock (as determined in Section 1.10 of the Plan) on the date that the conversion election is effective. The interest rate for amounts transferred to the Cash Subaccount shall be the rate in effect under the Participant's individual Participation Agreement in effect during the Deferral Period in which the conversion election is effective. Hypothetical earnings credited on amounts transferred to the Fund Subaccount shall be based on the actual investment performance of each applicable investment fund for the time period that a Participant has an account balance in such investment funds.

                  (i) Effective January 1, 1996, nonemployee directors of Armstrong World Industries, Inc. who were members of the Board of Directors of Armstrong World Industries, Inc. prior to January 1, 1996, were able to elect to discontinue their participation in the Directors' Retirement Income Plan ("Directors' Plan") and waive their right to any benefit accrued under the Directors' Plan. If a nonemployee director made this election, such director became eligible to receive an annual award equivalent to the value of two hundred (200) shares of Company common stock which shall be credited to his Stock Subaccount. The annual share award shall be made each January 1 up until the time a director attains twelve (12) years of Board service, including years of Board service prior to January 1, 1996. The first such award was made on January 1, 1996. Further, such director received, effective January 1, 1996, a share award grant to replace the value of the accrued Directors' Plan benefit the director elected to forfeit. This share award grant was credited to the director's Stock Subaccount and was the greater of:

                      (i) Two hundred (200) shares times the number of full
              years of Board service as of January 1, 1996, up to a maximum of twelve (12) years, or

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                    (ii) The number of shares whose value (based on the fair
              market value of Armstrong World Industries, Inc. common stock on January 1, 1996) equated to the present value of the benefits accrued under the Directors' Plan using a six and one-half percent (6-1/2%) discount rate and assuming benefit payments commence on the first day of the month following the director's sixty-fifth
              (65th) birthday (January 1, 1996, if the director was older than sixty-five (65)).

                    Nonemployee directors who joined the Armstrong World Industries, Inc. Board after January 1, 1996 and nonemployee directors who join the Corporation's Board of Directors on or after May 1, 2000, shall be eligible to receive an annual award equivalent to two hundred
         (200) shares of Company common stock which shall be credited to their Stock Subaccount unless the director elects to receive stock options in lieu of this award. The annual share award shall be made each January 1 until such time as a director attains twelve (12) years of Board service.

                    Notwithstanding any provision to the contrary, for purposes of this subsection (i), the term "Company common stock" refers, prior to May 1, 2000, to the common stock of Armstrong World Industries, Inc. and on or after May 1, 2000, to the common stock of the Corporation.

         3.03 Manner of Electing Deferral and Payment of Benefits: A Participant shall elect to defer Compensation by giving written notice to the Company on forms provided for such purposes, which notice shall include:

                    (a) The amount and manner of Compensation to be deferred in each calendar year of a specified Deferral Period. An employee Participant shall make a separate election for amounts of annual base salary to be deferred and amounts of bonus awards to be deferred.

                    (b) A Designation of Beneficiary.

                    (c) The date the installment payments of the Participant's deferred Compensation and interest thereon are to commence, subject to the limitations of Section 4.03.

                    (d) The designation of the Subaccount (Cash, Stock or Fund and, if applicable, the investment fund or funds under the Fund Subaccount) to which deferrals are to be credited for each calendar year of the specified Deferral Period.

         The Designation of the Beneficiary shall continue to be effective until and unless a new election is filed in writing with the Committee. The designation of the date that the installment payments of the Participant's benefits are to commence shall be irrevocable, except as provided in Article 4.

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         3.04 Deferral of Severance Pay: Each person eligible to participate in the Plan who is eligible to receive severance pay under a "change in control" provision shall be given the opportunity to elect to defer up to one hundred percent (100%) of any lump sum severance payment (hereinafter referred to as "Severance Pay") that becomes payable under such change in control provision. Any such deferral election and the payment of any deferred Severance Pay shall be in accordance with and subject to the following rules:

              (a) The decision by a Participant to defer all or part of any Severance Pay must be made at least thirty (30) days prior to a "change in control," as such term is defined under the change in control provision under which the Participant is eligible to receive Severance Pay. The Participant's election to defer shall be made by the Participant giving written notice to the Corporation on the form provided for such purpose. The notice shall include the designation of the Subaccount (Cash, Stock or Fund, and if applicable, the investment fund or funds under the Fund Subaccount) to which any deferral of Severance Pay is to be credited. The designation of the Subaccounts shall be in accordance with the rules set forth in Section 3.02(g). Notwithstanding the above, a Participant may make an election subsequent to the above date, provided no such election shall be valid if made within 12 months of the Participant's termination of employment.

              (b) At any time after the deferral of all or part of any Severance Pay, the Participant may elect to convert all or a portion of such deferred amount under one Subaccount to any other Subaccount. Any such election under this subsection (b) shall be in accordance with the rules and subject to the restrictions set forth in Section 3.02(h) above.

              (c) The payment of any deferred Severance Pay shall be made in the same form and on the same date or dates as the Participant's supplemental retirement benefits attributable to the Deferral Period during which the Participant makes his or her election to defer all or part of any Severance Pay, in accordance with the provisions of Article 4.

              (d) The Participant's designation of Beneficiary under Section 3.03(b) shall govern for purposes of paying any survivor benefit under
         Article 5 attributable to any deferred Severance Pay. The survivor benefit attributable to any deferred Severance Pay shall be paid in the same form and on the same date or dates as the survivor benefit under
         Article 5; provided, however, in calculating the survivor benefit attributable to the Participant's Severance Pay, the provisions of
         Section 5.01(b) and any other provision in Article 5 that references
         Section 5.01(b) shall not apply.

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4.       PAYMENT AND AMOUNT OF BENEFITS

         4.01 A Participant's supplemental retirement benefits under this Plan shall be paid in substantially equal monthly installments under the declining balances methodology for one hundred twenty (120) months in the case of a nonemployee director Participant and for one hundred eighty (180) months in the case of an employee Participant; provided, however, that alternative payment schedules may be established by the Management Development and Compensation Committee (or such similar committee) of the Corporation's Board of Directors. The Participant's installment payments of his supplemental retirement benefits shall commence in accordance with the election made by the Participant pursuant to Section 3.03, provided, however, that:

              (a) For a Participant who is a nonemployee director, payment may commence at any time following termination of service as a director, but in no event earlier than age sixty-five (65) for directors who begin Plan participation before January 1, 1996; provided that payment will commence in all events not later than the first day of the month following the Participant's seventieth (70th) birthday, regardless of whether service as a director has terminated at that time.

              (b) For a Participant who is an employee, payment may commence at any time subsequent to termination or retirement; provided, however, that payment will commence in all events not later than the first day of the month following the Participant's sixty-fifth (65th) birthday, regardless of whether the Participant has actually retired at that time.

         Notwithstanding the foregoing, the Corporation reserves the right to impose conditions, including with respect to payment commencement, in connection with early retirement opportunities or any other severance arrangements which otherwise enhance an employee Participant's retirement income.

         4.02 The supplemental retirement benefits for a Deferral Period will be paid, but in a lesser amount, if:

              (a) By the end of the Deferral Period the Compensation payable to a Participant has proved insufficient to accommodate full deferral;

              (b) Prior to the end of the Deferral Period, a nonemployee director ceases to be a director after completing one (1) year of service on the Board of Directors for any reason other than death;

              (c) A Participant ceases to be a Participant within the Deferral Period because his or her employment with the Company ceases or such Participant retires under any Company Pension Plan within that period;

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              (d) A Participant discontinues deferrals within the Deferral
         Period due to severe financial hardship.

         4.03 Notwithstanding any other provision of the Plan (including but not limited to Sections 4.05 and 4.06), if an employee Participant resigns without the written approval of the Committee or is discharged for willful, deliberate or gross misconduct as determined by the Committee or if a nonemployee director Participant terminates service on the Board of Directors prior to the completion of one (1) year of service, then in lieu of any other benefit under the Plan (including any single sum previously requested by the Participant under Section 4.05(b) or Section 4.06), the Participant shall be paid a single sum amount, as soon as practical following such resignation, discharge or termination (as the case may be) equal to the Participant's Termination Account Balance, and shall permanently forfeit the amount that represents the difference between the Participant's Supplemental Retirement Account Balance and Termination Account Balance.

         4.04 Notwithstanding Section 4.03, if an employee Participant is terminated or terminates for good reason as set forth in the Employment Protection Plan for Salaried Employees or an individual agreement within three
(3) years following a Change in Control or if an employee Participant retires pursuant to an early retirement opportunity or any other severance arrangement in which the Participant agrees to commence payment of the supplemental retirement benefits following the Participant's sixty-fifth (65th) birthday and a Change in Control precedes the commencement of such payments, the Participant may request the payment of his Supplemental Retirement Account Balance in a single sum. Notwithstanding the preceding sentence, if such Participant requests that the single sum be paid on a date that is less than twelve (12) months from the date of such request, the Participant shall receive a single sum payment equal to the Participant's Termination Account Balance, and shall permanently forfeit the amount that represents the difference between the Participant's Supplemental Retirement Account Balance and Termination Account Balance.

         4.05 Notwithstanding any other provision of the Plan to the contrary, a Participant may elect, upon written request to the Committee, to accelerate the commencement date of the installment payments to be made to the Participant and/or to receive a specified portion (including one hundred percent (100%)) of his supplemental retirement benefits under the Plan in a single sum payment, in accordance with the rules set forth below:

              (a) A Participant may accelerate the commencement date upon which the installment payments of his supplemental retirement benefits are otherwise scheduled to commence, provided that the accelerated commencement date is otherwise permissible under Section 4.01 and is at least twelve (12) months from the date of such request.

              (b) A Participant may request at any time the single sum payment of a specified dollar amount or percentage (including one hundred percent (100%)) of his supplemental retirement benefits. The Participant's single sum payment shall equal the specified dollar amount or percentage of the Participant's Supplemental Retirement Account Balance as of the payment date. Notwithstanding the preceding sentence, if

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         such Participant requests that the single sum be paid on a date that is less than twelve (12) months from the date of such request, the Participant shall receive a single sum payment equal to the specified dollar amount or percentage of the Participant's Termination Account Balance as of the payment date and shall permanently forfeit the proportionate amount of his Supplemental Retirement Account Balance that would otherwise have been paid in a single sum if the Participant had requested that the single sum be paid on a date that is at least twelve (12) months from the date of the such request. If a Participant has commenced receiving installment payments of his supplemental retirement benefits, and the Participant is paid a single sum payment under this Section 4.05(b), each subsequent installment payment shall be reduced as necessary to reflect the single sum payment and the permanent forfeiture. A Participant shall be limited to two (2) single sum requests in any calendar year.

              (c) Notwithstanding any other provision in the Plan to the contrary, a Participant who has requested, but not received, a single sum payment of all or part of his supplemental retirement benefits under the Plan may elect, upon written request to the Committee, to change the payment date of such single sum or revoke the payment of such single sum provided the payment date in the absence of such request is not within twelve (12) months of the date of the request. If the Participant requests an amended payment date that is less than twelve (12) months from the date of the request, the Participant shall receive a single sum payment equal to the specified dollar amount or percentage of the Participant's Termination Account Balance as of the payment date. Any such single sum paid under this Section 4.05(c), the forfeiture of a portion of the Participant's Supplemental Retirement Account, and the Participant's remaining installment payments in the event the Participant has commenced receiving installment payments, shall be administered in accordance with the provisions of Section 4.05(b) above.

         4.06 Further, notwithstanding any other provision of the Plan to the contrary, a Participant may request a single sum payment of an amount necessary to satisfy a severe financial hardship. The Committee shall determine, based upon uniform, established standards, whether the Participant has suffered a severe financial hardship. For these purposes, a severe financial hardship shall have the same meaning as under Section 3.02(e). Upon such determination, the Participant will receive an amount necessary to satisfy such financial hardship but in no event more than the balance of the Participant's Supplemental Retirement Account Balance as of the date of payment.

         4.07 For purposes of any single sum payment made under Section 4.05(b) or 4.06, the Participant's request for such single sum payment shall designate the deferral period or periods and the dollar amount or percentage of the Participant's interest in his Cash Subaccount, Fund Subaccount and/or Stock Subaccount with respect to each such deferral period that shall be debited to derive the proceeds of the single sum payment. If the Participant designates more than one deferral period, the actual proceeds of the single sum shall be derived from the deferral periods in the order designated by the Participant, with the deferrals and earnings in a deferral period being fully exhausted before accessing each other deferral period according to the order designated by the Participant. With respect to each such deferral period, the proceeds shall be derived first from the Participant's deferrals to the Subaccount or Subaccounts designated by the Participant on a last deferred, first distributed basis, and then from earnings thereon.

5.       SURVIVOR BENEFIT

         5.01 If a Participant dies prior to the full distribution of his supplemental retirement benefits and prior to the commencement of the installment payments of his supplemental benefits, the Participant's designated beneficiary or the Participant's estate (in the event no beneficiary is designated) shall be entitled to a survivor benefit equal to the greater of (a) the Participant's Supplemental Retirement Account Balance as of the Participant's date of death, or (b) an amount equal to three (3) times the deferrals (but not earnings) credited to the Participant's Cash Subaccount, Stock Subaccount and Fund Subaccount for each Deferral Period that have not been previously distributed to the Participant under Article 4. Such survivor benefit shall be paid to the Participant's designated Beneficiary or estate (as the case may be) in substantially equal monthly installments under the declining balances methodology for a period of one hundred twenty (120) months, beginning as soon as practical after the Participant's death. Notwithstanding the preceding sentence, the Participant's designated beneficiary or the representative of the Participant's estate (as the case may be) may at any time request a single sum distribution equal to the survivor benefit determined under the first sentence of this Section 5.01 that remains to be paid to the beneficiary or the estate; provided, however, if the beneficiary or the estate's representative (whichever is applicable) requests a payment date within twelve (12) months of the date of such request, the single sum payment shall equal the remaining balance in the Participant's Termination Account if the survivor benefit is determined under clause (a) of the second preceding sentence and shall equal 94% of the remaining survivor benefit if the survivor benefit is determined under clause (b) of the second preceding sentence, and the remaining survivor benefit shall be permanently forfeited. Further, notwithstanding the second preceding sentence, the Committee may approve a single sum payment of the entire survivor benefit if such single sum is requested by the Beneficiary and necessitated by severe financial hardship (as defined in Section 3.02(e)).

         5.02 If a Participant dies prior to the full distribution of his supplemental retirement benefits and after the commencement of the installment payments of his supplemental benefits, the remaining installments shall be paid, on their respective due dates, to the Participant's designated beneficiary or the Participant's estate (in the event no beneficiary is designated). Notwithstanding the preceding sentence, the Participant's designated beneficiary or the representative of the Participant's estate (as the case may be) may request a single sum distribution equal to the Participant's Supplemental Retirement Account Balance as of the payment date; provided, however, if the beneficiary or the representative of the estate (as the case may be) requests a payment date within twelve (12) months of the date of such request, the single sum payment shall equal the Participant's Termination Account Balance as of the payment date and the amount that represents the difference between the Participant's Supplemental Retirement Account Balance and Termination Account Balance shall be permanently forfeited.

         5.03 If a beneficiary dies prior to the full distribution of the survivor benefit described in Section 5.01 or 5.02, the remaining installments of the survivor benefit payable to the beneficiary shall be paid, on their respective due dates, to the beneficiary's estate. Notwithstanding the preceding sentence, the representative of the beneficiary's estate may request a single sum distribution equal to the portion of the beneficiary's survivor benefit that remains to be paid as of the beneficiary's death; provided, however, if the estate's representative requests a payment date within twelve (12) months of the date of such request, the single sum payment shall equal the remaining balance in the Participant's Termination Account if the survivor benefit is determined under clause (a) of the first sentence of Section 5.01 or Section 5.02 and shall equal 94% of the remaining survivor benefit if the survivor benefit is determined under clause (b) of the first sentence of Section 5.01, and the remaining survivor benefit shall be permanently forfeited.

6.       AMOUNTS OF SUPPLEMENTAL RETIREMENT AND SURVIVOR BENEFITS

         The amount of the supplemental retirement and survivor benefits shall be prescribed in accordance with a general plan applicable to all Participants which has been established by the Committee and approved by the Management Development and Compensation Committee (or such similar committee) of the Corporation's Board of Directors.

7.       FINANCING

         Obligations under this Plan may be financed by the purchase of one (1) or more policies of life insurance upon the lives of Participants, with the Corporation or the Company as owner of and beneficiary under such policies. No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset the Corporation or the Company as a result of the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of an unsecured creditor. Each Participant shall cooperate fully in the application for, and in the maintenance of, any such policy or policies of insurance upon the Participant's life.

8.       AMENDMENT OR TERMINATION

         8.01 The Corporation's Board of Directors may, through written resolutions, terminate or amend this Plan at any time, including a retroactive amendment if necessary to bring this Plan into conformity with any law or governmental regulation relating to plans or trusts of this character; provided, however, that if the Plan is amended to discontinue or reduce the amount of supplemental retirement benefits payments (except as may be required pursuant to any plan arising from insolvency or bankruptcy proceedings) (a) any Participant who has commenced receiving installment payments of his supplemental retirement benefits prior to the effective date of the amendment shall continue to be paid his supplemental retirement benefits in the amount and manner (as provided under Articles 3 and 4 hereof) as they were being paid at the time of such amendment, and (b) any Participant who has not commenced receiving installments payment of his supplemental retirement benefits prior to the effective date of the amendment shall be entitled to receive (i) the supplemental retirement benefits accrued by such Participant as of the effective date of the amendment, with such supplemental retirement benefits being paid in the form and at the time elected by the Participant under Articles 3 and 4, and (ii) any legal fees and related expenses incurred by the Participant in receiving such supplemental retirement benefits (as permitted under Section 10.05) and interest under Section 10.06 (to the extent applicable). Notwithstanding the preceding sentence, any written employment agreement between the Executive Committee of a Company and any Participant described in clause (b) of the preceding sentence shall govern to the extent such agreement either amends or discontinues the Participant's supplemental retirement benefits under the Plan, and Section 4.03 shall govern to the extent any Participant is discharged for willful, deliberate or gross misconduct.

         8.02 Notwithstanding the preceding provisions of Section 8.01, if the reason for termination or amendment is a change in the tax laws adversely affecting the financing of the supplemental retirement benefits or survivor benefits under the Plan, then the Corporation's Board of Directors may terminate all (but not less than all) of the then existing Participation Agreements except any under which benefits are then being paid.

              (a) Each Participant with a terminated Agreement will be paid in lieu of any and all other benefits hereunder an amount equal to the Participant's Supplemental Retirement Account balance as of the date of termination.

              (b) Such amount resulting from termination may be paid in a single sum within forty-five (45) days of the date of such termination or in such other manner and at such other time or times as the Committee may reasonably determine.

9.       ADMINISTRATION

         9.01 Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Committee, which shall have the full and exclusive discretionary authority to interpret the Plan or the Participation Agreements, to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of their provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. The Committee may delegate administrative tasks as necessary to persons who are not Committee members. All decisions of the Committee shall be conclusive and binding upon all affected persons.

         9.02 The expenses of administering the Plan shall be borne by the Corporation and the Companies. No member of the Committee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Corporation and the Companies.

         9.03 The Corporation shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

10.      CLAIMS PROCEDURE

         10.01 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

         10.02 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

               (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

               (b) A description of any additional material or information required and an explanation of why it is necessary.

               (c) An explanation of the Plan's claim review procedure.

         10.03 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

         10.04 Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

         10.05 Attorney's Fees and Expenses. In the event a Participant's claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Corporation or the Company shall pay or reimburse the legal fees and expenses directly incurred by the Participant in connection with his appeal subject to a maximum payment or reimbursement of one-third of the supplemental retirement benefits to which the Participant is entitled. Any such legal fees and expenses shall be paid to, or on behalf of, the Participant no later than thirty (30) days following the Participant's written request for the payment of such legal fees and expenses, provided the Participant supplies the Committee with evidence of the fees and expenses incurred by the Participant that the Committee, in its sole discretion, determines is sufficient.

         10.06 Interest on Delayed Payments. Further, in the event a Participant's claim for supplemental retirement benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Corporation or the Company shall pay to the Participant interest on the portion of the Participant's supplemental retirement benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the supplemental retirement benefits would otherwise have been paid if the claim had not initially been denied, plus five percent (5%), and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Participant.

11.      MISCELLANEOUS

         11.01 No amount payable under the Plan or any Participation Agreement shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant or the Beneficiary of a Participant except as may be required by law.

         11.02 Neither the Plan nor any action taken hereunder shall be construed as giving any employee who is a Participant or who becomes a Participant any right to be retained in the employ of the Company.

         11.03 "Retirement" under the Company Pension Plan shall mean retirement under the Armstrong World Industries, Inc. Retirement Income Plan. However, in the event of any retirement arising by reason of a "Change in Control" and which, as set forth in the Retirement Income Plan, results in an enhancement of an employee Participant's retirement income then:

               (a) "Retirement" for purposes of this Plan shall mean the Participant's sixty-fifth (65th) birthday; or

               (b) A Participant may elect to treat retirement as "retirement" under the Plan subject to the penalties imposed in an early retirement opportunity under Section 4.04 of this Plan.

         11.04 The Management Development and Compensation Committee (or such similar committee) of the Corporation's Board of Directors may at any time establish a trust to secure part or all of the obligations with respect to payments and benefits to be paid to Participants under this Plan. Funding of the trust shall be at the direction of the Board of Directors and shall be irrevocable in nature.

         11.05 In the event that the Committee shall find that a Participant or other person entitled to benefits hereunder is unable to care for his or her affairs because of illness or accident, the Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the Participant's spouse, child, parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Corporation, any employing Company and the Plan therefor.